Exhibit 107

Calculation of Filing Fee Table

SC TO-I

(Form Type)

TH International Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee(2)
Fees to be paid	$12,137,000	$0.00011020	$1,337.50
Fees previously paid	—		—
Total Transaction Valuation	$12,137,000
Total Fees Due for Filing			$1,337.50
Total Fee Offsets			—
Net Fee Due			$1,337.50

(1)	The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. TH International Limited (the “Registrant”) is offering holders of a total of 22,900,000 public and private placement warrants to purchase the Registrant’s ordinary shares, par value $0.00000939586994067732 per share (“Ordinary Share”), outstanding as of May 11, 2023 the opportunity to exchange such warrants for 0.24 Ordinary Share in exchange for each warrant. The transaction value was determined by using the average of the high and low prices of the public warrants as reported on The Nasdaq Capital Market on May 11, 2023, which was $0.53 per warrant.

(2)	The amount of the filing fee assumes that all outstanding warrants of the Registrant will be exchanged.